Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

May 22, 2006

W. Kendale Southerland

c/o ModusLink Corporation

400 Galleria Parkway

Suite 1500

Atlanta, GA 30339

Dear Ken:

In connection with the termination of your employment with ModusLink Corporation (the “Company”) on May 31, 2006 (the “Termination Date”), you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter as Attachment A if you sign and return this letter to Peter L. Gray, Executive Vice President and General Counsel of the Company, in the enclosed envelope by June 14, 2006 (the “Deadline Date”). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with your attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Peter L. Gray of your revocation. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by the Deadline Date, you shall not receive any severance benefits from the Company. You will, however, receive payment on the Termination Date for any wages and unused vacation time accrued through the Termination Date. Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon the Termination Date.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and you do not revoke your acceptance during the seven (7) day revocation period:

1.	Description of Severance Benefits - The severance benefits paid to you, if you timely sign and return this letter agreement and do not revoke it within the seven (7) day revocation period, are described in the “Description of Severance Benefits” attached as

Attachment A (the “Severance Benefits”). These Severance Benefits include all benefits due and owing to you under the Letter Agreement between you and the Company, dated March 22, 2005. In the event that, subsequent to the Termination Date, you are rehired by the Company or hired by any of its parents, subsidiaries, and/or affiliates (hereinafter, “Subsequent Company-related Employment”), then the Severance Benefits to which you are entitled shall be equal to the lesser of: (i) the Severance Pay set forth in Attachment A, or (ii) your weekly salary as of your Termination Date, multiplied by the number of full weeks after the Termination Date but before the date of commencement of your Subsequent Company-related Employment. You agree that, as a condition to commencing Subsequent Company-related Employment, you will reimburse the Company for any amounts that were paid to you as Severance Pay in excess of the amount to which you are entitled pursuant to the prior sentence.

2.	Release and Representation - In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates (that is, entities controlling, controlled by or under common control with the Company), subsidiaries, parent companies, agents, insurers and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, whether known or unknown, which you ever had or now have through the date of this agreement, against the Released Parties, including but not limited to, all claims arising out of your employment with and/or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C., §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, §1 et seq., all as amended, all claims arising out of the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Georgia Fair Employment Practices, Act, Ga. Code Ann. § 45-19-20 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93 §102 and M.G.L. c.214, §1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, §1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, §1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105(d), all as amended, or any other state or local fair employment practices, anti-discrimination, human rights, equal rights, civil rights, fair wages, payment of wages, leave, whistleblower or privacy laws, all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company or its affiliates (including without limitation, CMGI, Inc.), contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of, or otherwise occurring during, your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above or any law of the nation of Singapore (where your resided for a portion of your employment with the Company), provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you will have waived any and all rights to any monetary or other recovery related to any such charge or other lawsuit brought by any administrative agency or other party in any way arising out of or related to the claims you have released). The foregoing release shall not (i) release any claims you may have under or to enforce this Agreement, or (ii) affect your rights relative to any insurer with respect to any matter not related to the Company or your employment with the Company.

You also represent and agree that you: (i) have been paid and/or have received all leave (paid or unpaid), compensation, wages, overtime, if applicable, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other amounts and/or benefits are due to you except as provided in this agreement; (ii) have no known workplace injuries or occupational diseases and you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act; (iii) are not eligible to receive payments or benefits under any other severance pay policy, plan, practice or arrangement of any Released Party; and (iv) have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party.

3.	Non-Disclosure, Non-Competition and Non-Solicitation - You agree to keep confidential all non-public information concerning the Company and its affiliates which you acquired during the course of your employment with the Company and its affiliates. In addition, you agree that for twelve (12) months after the Termination Date you will not, directly or indirectly (i) engage in any business or enterprise (whether as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% percent of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company’s business, including, but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, designed, produced, marketed, sold or rendered by the Company or any of its subsidiaries while you were employed by the Company; or (ii) either alone or in association with others, solicit, divert, or take away or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by you while you were employed by the Company; or (iii) either alone or in association with others (x) solicit, or permit any organizations directly or indirectly controlled by you to solicit, any employee of the Company to leave the employ of the Company, or (y) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by you to solicit for employment, hire or engage as an independent contractor, any person who is/was employed by the Company at any time during the term of my employment relationship with the Company; provided, that this clause (y) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.

4.	Return of Company Property - You agree to return within seven (7) days of the execution of this letter agreement all Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, cellular phones, pagers, or other Company-owned equipment or property, which is in your possession or control, provided, however, that you may retain your Toshiba laptop computer (provided that all Company confidential information is removed from such device). You further agree that you have left intact and will leave intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s or its affiliates’ names, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. You hereby certify that you have not retained any confidential Company information and have not downloaded or otherwise preserved any confidential Company information.

5.	Cooperation - You agree to cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future (whether before or after the Termination Date) against or on behalf of the Company or its affiliates relating to events or occurrences that transpired during your employment with the Company and its affiliates. Your full cooperation in connection with such claims or actions shall include, but not be limited to, meeting with counsel to prepare for trial, cooperating in discovery and providing affidavits and testimony as may be required or deemed necessary by the Company. If it is necessary for you to travel in fulfilling your obligation to cooperate, the Company shall authorize reimbursement for all travel expenses, including lodging, which you incur, subject to your provision of all documentation requested by the Company.

6.	Non-Disparagement - You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding any of the Released Parties or about the Company’s business affairs and financial condition.

7.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

8.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

10.	Confidentiality - You understand and agree that as a condition for payment to you of the consideration herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

11.	Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company, or any other person.

12.	Acknowledgments - You acknowledge and understand that you shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this letter agreement. You further acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying Peter L. Gray of your revocation, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14.	Applicable Law - This agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

15.	Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and its affiliates and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supercede your obligations set forth in paragraph 4.

If you have any questions about the matters covered in this letter agreement, please call Peter L. Gray at 781-663-5024.

Very truly yours,

ModusLink Corporation

By:	/s/ James J. Herb
James J. Herb
Senior Vice President, Human Resources

I hereby agree to the terms and conditions set forth above, and in the Description of Severance Benefits attached hereto as Attachment A. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this letter agreement on the date below. I intend that this letter agreement, including Attachment A, when signed by me, is a binding agreement between me and the Company if I do not revoke my acceptance within the seven (7) day revocation period.

/s/ W. Kendale Southerland	Date	6/14/06
W. Kendale Southerland

To be returned in the enclosed envelope by June 14, 2006

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

The Company will pay you your base salary of $27,083.33 per month, less all applicable state and federal taxes as severance pay (the “Severance Pay”) for the 12 months following the Termination Date. This Severance Pay will be paid in accordance with the Company’s regular payroll practices beginning the first payroll date following the date of execution of this letter agreement and expiration of the seven (7) day revocation period.

In light of the fact that you were on an expatriate assignment in Singapore until 2005, the Company agrees to provide you with tax equalization for taxes due in 2006 or 2007 relating to periods during which you were working in Singapore. Tax equalization is designed to ensure that no additional tax liability or benefit as a result of having an assignment outside the U.S. is effected. Specifically, the Company will provide you assistance to ensure compliance with U.S. expatriate tax laws for the indicated periods, as well as the tax laws of the host country. The Company, through its tax consultant, will provide reasonable tax preparation assistance to ensure compliance with U.S. tax laws as well as the laws of Singapore. You are responsible to pay any tax liability incurred. Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to our tax consultant will be your responsibility.

If you make a timely election of COBRA continuation coverage, the Company will also pay your premium, for medical insurance only, for the first one month of your COBRA continuation period. Thereafter, all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

From and after the date of this letter, you shall be entitled to six-months of outplacement service, in an amount not to exceed $5,000 in the aggregate. James Herb will provide to you the name of an outplacement firm with whom the Company has a relationship and preferential pricing. You may choose to use this outplacement firm, or another of your choice. You may choose to commence the six-months of outplacement service at any time during the six month period following the Termination Date, but prior to accepting employment with any other party.